CONFORMED COPY
SUN-TIMES MEDIA GROUP, INC.
KEY EMPLOYEE SEVERANCE PROGRAM
PARTICIPATION AGREEMENT
     THIS AGREEMENT is entered into on ______ ___, 2008 (the “Effective Date”) by and between B. Richard Surkamer, an individual residing in the State of Illinois (“Participant”) and Sun-Times Media Group, Inc., a corporation incorporated under the laws of the State of Delaware (“STMG”).
RECITALS
     Participant provides services to Sun-Times Media Group, Inc. (the “Company”). Participant has been selected to participate in the STMG Key Employee Severance Program (“KESP”) by the Compensation Committee of the STMG Board of Directors, by the full Board, or by the Chief Executive Officer of STMG. The KESP has been designed to govern the benefits to be enjoyed by Participant upon the termination of Participant’s employment by the Company under certain circumstances defined more particularly herein and accelerated vesting of equity awards upon certain corporate transactions involving STMG and/or the subsidiaries of STMG. A condition of participation in the KESP is the execution by Participant of a participation agreement in a form prescribed by STMG.
     THEREFORE, it is hereby agreed as follows:
     1.     Termination.
               (a)     Nothing in this Agreement shall limit or restrict the ability of the Company to terminate the employment of Participant, and no contract of employment is intended or created hereby or by Participant’s participation in the Program. The employment of Participant may be terminated in any of the following ways: (i) as a result of death or permanent disability of the Participant; (ii) by the Company for Cause (as defined herein), (iii) by the Participant other than for Good Reason (as defined herein), (iv) by the Company other than for Cause or as a result of death or permanent disability (a “Company Termination”), or (v) by the Participant for Good Reason (as defined herein) (a “Good Reason Termination”). The Severance Benefits provided for in this Agreement shall be made to Participant only in the event of a Company Termination or a Good Reason Termination.
               (b)     In the event of a Company Termination or a Good Reason Termination, the terminating party shall be required to provide the other party with not less than fourteen (14) calendar days’ advance written notice of termination. The Company shall have the right, in its sole discretion, to require the Participant to remain employed by the Company for a period of up to thirty (30) days following notice of termination by either party, as a condition to Participant’s receipt of the Severance Benefits provided hereunder.
     2.     Payments and Benefits Upon Termination.
               (a)     Severance Benefits. In the event of a Company Termination or a Good Reason Termination, the Participant shall receive the following:
               (i)     A lump sum payment (payable within ten (10) days of termination or, if later, the day after expiration of the revocation period for the release per Section 7) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements;
               (ii)     A lump sum payment (payable within ten (10) days of termination or, if later, the day after expiration of the revocation period for the release per Section 7) equal to:
               (1)     Participant’s then current target bonus amount if the termination is a Company Termination occurring prior to a Change in Control, or
               (2)     Participant’s then current target bonus amount multiplied by 2 if the termination is (x) a Company Termination occurring on or after a Change in Control or (y) a Good Reason Termination.
               (iii)     For the applicable period per clause (1) or (2) below, continuation of Participant’s annual base salary in effect on the date of termination (or, if the termination is related to a material reduction in base salary per clause (i) of Section 4(b) below, then the Participant’s annual base salary in effect immediately prior to such material reduction) in the same manner that the Participant’s payroll is currently handled, less all appropriate withholding amounts and deductions:
               (1)     If the termination is a Company Termination occurring prior to a Change in Control, the continuation period shall be the one (1)-year period immediately following Participant’s termination, and
               (2)     If the termination is (x) a Company Termination occurring on or after a Change in Control or (y) a Good Reason Termination, the continuation period shall be the two (2)-year period immediately following Participant’s termination; and
               (iv)     For the one (1)-year period immediately following the date of termination, continuation of all then-current welfare benefit programs in which the Participant participates on the date of Participant’s termination of employment, subject only to the Participant’s continued premium contributions at the same level as on the date of termination. Such one (1)-year period shall run concurrent with any applicable COBRA period. In the event that Participant is precluded by the terms of such programs or by law from participation following termination of employment, the Company shall provide an equivalent benefit in the manner it deems appropriate, or, in place of providing such benefit, the Company may make twelve (12) monthly cash payments to the Participant with each such payment equal to 130% of the monthly cost to the Company if the Company were providing such benefit to the Participant and the Participant’s employment had not terminated (as determined in the Company’s discretion), less all appropriate withholding amounts and deductions.
               (b)     Exceptions to Receiving Severance Benefits Due to New Employment or Offer of Employment. In the event of a Good Reason Termination based on a Change in Control under Section 4(c)(iii) or (v) (roughly, a Business Combination or an asset sale), Participant shall not be entitled to Severance Benefits if:
               (i)     In connection with such Change in Control, Participant is offered a position substantially similar to Participant’s then-current position, with such offer extended by the entity (or any of its affiliates) involved in the Change in Control that is not STMG or a subsidiary of STMG (the “CIC Purchaser”), regardless of whether or not Participant accepts the offer of employment with the CIC Purchaser; or
               (ii)     Participant is employed by the CIC Purchaser in any position within one year following such Change in Control. If Participant has already commenced receiving Severance Benefits at the time Participant commences employment with the CIC Purchaser, all Severance Benefits, except as otherwise required by applicable law, shall cease to be provided to Participant at such time and STMG may require Participant to return some or all of the Severance Benefits provided to Participant pursuant to Section 2(a)(ii).
     3.     Single Trigger Accelerated Vesting. As of the date of a Vesting CIC (regardless of whether or not Participant experiences a termination of employment), all unexpired equity-based awards (i.e. stock options, restricted stock awards, restricted stock unit awards, performance unit awards, etc.) then-held by Participant shall be fully vested to Participant; provided, however, that any equity-based award held by Participant which is deferred compensation under Section 409A of the Internal Revenue Code and the final Treasury Regulations thereunder (collectively, “Section 409A”), shall not be subject to accelerated vesting pursuant to this Section 3 unless the original terms of the equity-based award provide for such accelerated vesting. Any accelerated vesting per this Section 3 is subject to the provision and non-revocation of a release per Section 7.
     4.     Definitions. As used in this Agreement, the following terms shall have the meanings ascribed below:
               (a)     “Cause” shall mean (i) Participant engaging in intentional and willful misconduct, including a breach of the Participant’s duty of loyalty to the Company, to the detriment of the Company, or (ii) Participant being convicted of, or entering a plea of nolo contendere to, a crime involving fraud, dishonesty or violence.

               (b)     “Good Reason” shall mean the occurrence of a Change in Control followed by Participant experiencing: (i) a material reduction in Participant’s base salary, title, authority or responsibilities, (ii) Participant being required to relocate more than fifty (50) road miles from the office where Participant currently works, or (iii) the failure of the Company to obtain an explicit undertaking from any successor to honor the terms of this Severance Program. For a Good Reason Termination to be valid, the affected Participant must give notice to the Company of the reasons giving rise to the Good Reason and provide the Company ten (10) days to cure said Good Reason. In addition, the Company must be notified of a Good Reason Termination within six (6) months of the effective date of the action falling within the definitions set forth in clauses (i), (ii) or (iii) of this Section 4(b) that give rise to the cause of the Good Reason.
               (c)     A “Change in Control” will be deemed to occur upon:
               (i)     the members of the Board of Directors as of the Effective Dates (collectively, “Incumbent Directors”) and any new directors whose election by the Board of Directors or nomination by the Board of Directors for election by the Employer’s stockholders was approved by a vote of a least two-thirds (2/3) of the directors then still in office who either are Incumbent Directors or whose election or nomination for election was previously so approved (such new directors being referred to as “Successor Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board of Directors;
               (ii)     the acquisition after the date of this Agreement by any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding for this purpose, (i) STMG or any subsidiary of STMG or (ii) any employee benefit plan of STMG or of any subsidiary of STMG or any person or entity organized, appointed or established by STMG or a subsidiary of STMG for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of STMG) of ownership of securities of STMG whereby such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of STMG representing more than fifty percent (50%) of the combined voting power of STMG’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by STMG;
               (iii)     the entry after the date of this Agreement into a plan or agreement for a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of STMG (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of STMG immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns STMG, or all or substantially all of STMG’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of STMG;
               (iv)     the acquisition after the date of this Agreement by any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (excluding for this purpose, (i) STMG or any subsidiary of STMG, or (ii) any employee benefit plan of STMG or any subsidiary of STMG or any person or entity organized, appointed or established by STMG or a subsidiary of STMG for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of the Company) of ownership of securities of the Company whereby such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by STMG or any subsidiary of STMG; or
               (v)     the entry, after the date of this Agreement into a plan or agreement for a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Company Business Combination”), in each case, unless, following such Company Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Company Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Company Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company, or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Company Business Combination, of the outstanding voting securities of the Company.
               (d)     “Other Company” means any subsidiary or affiliate of STMG other than the Company (as defined in the Recitals above).
               (e)     “Severance Benefits” shall mean the payments and benefits set forth in Section 2(a).
               (f)     “Vesting CIC” shall mean:
               (i)     any Change in Control (as defined above), regardless of whether or not Participant experiences a termination of employment; or
               (ii)     the occurrence of both (1) and (2) below:

               (1)     In connection with an event per Subsection (2) immediately below (a “Subsection (2) Event”), Participant’s employment with the Company terminates and Participant becomes employed by the Other Company involved in the Subsection (2) Event, with such employment effective no later than 30 days after the Subsection (2) Event; and
               (2)     either:
               a.     the acquisition after the date of this Agreement by any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (excluding for this purpose, (i) STMG or any subsidiary of STMG, or (ii) any employee benefit plan of STMG or any subsidiary of STMG or any person or entity organized, appointed or established by STMG or any subsidiary of STMG for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of the applicable Other Company) of ownership of securities of an Other Company whereby such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of such Other Company representing more than fifty percent (50%) of the combined voting power of such Other Company’s then outstanding securities; provided, however, that no Vesting CIC will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by STMG or any subsidiary of STMG; or
               b.     the entry after the date of this Agreement into a plan or agreement for a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of an Other Company (an “Other Company Business Combination”), in each case, unless, following such Other Company Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of such Other Company immediately prior to such Other Company Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Other Company Business Combination (including, without limitation, an entity which, as a result of such transaction, owns such Other Company, or all or substantially all of such Other Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Other Company Business Combination, of the outstanding voting securities of the Other Company.
     5. Information and Confidentiality. Participant agrees to hold in the strictest confidence and not to disclose any of the terms hereof to any third person, and to refrain from making any statements or representations to any employee of the Company or any affiliate or subsidiary of STMG or to any of their respective customers, suppliers, or competitors, or to the public at large which might disparage or have a detrimental effect on STMG, the Company, or the Company’s business, operations, public image, reputation or its relations with advertisers, customers, suppliers, employees, lenders, competitors, or other business associates; or which differ from the fact that Participant has separated from the Company. STMG and the Company shall refrain from making any statements or representations to any third party that may disparage Participant’s personal or professional reputation or have a detrimental effect on Participant’s future employment.
     6. Return of Company Property. Upon Participant’s termination, Participant will certify to the Company that all of the Company property in Participant’s possession has been returned to the Company, including, but not limited to, all access cards, facility keys, credit cards, automobiles, cell phones, personal digital assistants (e.g., Blackberry, Palm Pilots), and/or computers. Any files, correspondence or computer discs Participant may have relative to Company business or containing Company information must also be returned on the date of termination.
     7. Release.
          (a) For and in consideration of the Severance Benefits provided hereunder, upon termination, Participant will execute and deliver to the Company a full and complete release of liability of the Company, STMG, and any and all of STMG’s subsidiaries and affiliates in substantially the form attached hereto as Exhibit A. Receipt of Severance Benefits is contingent upon Participant’s proper execution, delivery and non-revocation of such release.
          (b) For and in consideration of any accelerated vesting provided hereunder, as soon as practicable after a Vesting CIC, Participant will execute and deliver to the Company a full and complete release of liability of the Company, STMG, and any and all of STMG’s subsidiaries and affiliates in substantially the form attached hereto as Exhibit A. Receipt of any accelerated vesting is contingent upon Participant’s proper execution, delivery and non-revocation of such release.
     8. Acknowledgment; No Admission; Confidentiality.
          (a) Upon termination, Participant will represent and warrant to the Company that: (i) he or she has no pending claims against the Company, STMG or any of STMG’s subsidiaries or affiliates with any municipal, state, federal or other governmental or non-governmental entity; and (ii) that Participant will not file any claims with respect to any events occurring on or before the date of termination. Participant will also acknowledge and agree that by entering into this Agreement he or she may never make claim or demand upon or sue the Company, STMG or any of STMG’s subsidiaries or affiliates for any reason whatsoever relating to anything that has happened through the date hereof.
          (b) Both the Company and Participant acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, an admission of liability or wrongdoing by either party for any purpose whatsoever. Further, each of the Company and Participant acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle.
          (c) Each of the Company and Participant agrees that the terms of this Agreement shall be strictly confidential. Participant further agrees that he or she will not disclose the terms of or the amount paid under this Agreement to any other person or entity, other than his or her immediate family, attorney, accountant and tax preparer, unless required by law to do so or expressly authorized to do so in writing by the Company.
     9. Arbitration of Disputes; Payment of Expenses.
          (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration proceedings conducted in accordance with the commercial rules of the American Arbitration Association (the “AAA”) as then in effect. The arbitrator shall be selected by joint agreement of the Company and Participant, but if such agreement is not reached within seven (7) days of the date of the request for arbitration, the selection shall be made by the AAA in accordance with its commercial rules. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The costs and expenses of the arbitrator and all costs and expenses of experts, attorneys, witnesses and other parties reasonably incurred by the prevailing party shall be borne by the party that does not prevail in such arbitration or in any court proceeding relating to enforcement of this Agreement.
          (b) The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company of any liability, error, violation or omission. Participant acknowledges that nothing contained in this Agreement or any other agreement or instrument delivered by the Company to Participant shall constitute an admission that the Company is in any way liable to Participant or has in any way violated any law. Participant further acknowledges that no precedent, practice, policy or usage shall be established by this Agreement or the Company’s offer of benefits herein.

          (c) Each party will bear its own expenses incurred in the preparation, review and approval of this Agreement, including, without limitation, legal, accounting, tax advisory or other similar fees and expenses.
     10. Non-solicitation. For a period of one (1) year following Participant’s termination of employment with the Company, Participant will not, directly or indirectly, on behalf of Participant or any third party, solicit, induce or attempt to solicit or induce any employee of any subsidiary or affiliate of STMG (including the Company) to leave the employ of his or her employer. Participant acknowledges that this non-solicitation agreement constitutes a material inducement to STMG to enter into this Agreement, and any violation of this provision by Participant will constitute a material breach of this Agreement.
     11. Governing Law. This Agreement shall be governed by Illinois law without giving effect to choice of law principles that would direct the application of the law of another jurisdiction.
     12. Consideration and Revocation. Participant shall be afforded an opportunity to consider and revoke his or her agreement to the terms set forth herein as required by applicable statutes, rules and regulation in effect at the time of termination.
     13. Cooperation. In consideration of the Severance Benefits and accelerated vesting provided herein, Participant agrees that he or she will provide full cooperation with the Company (i) in the resolution and investigation of all open issues relating to the Company about which the Participant may have information, including but not limited to pending and future legal matters, internal investigations and the like, and (ii) in the execution of such further documentation as is deemed reasonably necessary in the opinion of the Company to effect Participant’s separation or in connection with issues described in clause (i) of this Section 13.
     14. Term. This Agreement shall continue from the Effective Date until the second (2nd) anniversary of the Effective Date and shall automatically renew for successive one (1) year intervals thereafter unless STMG or the Company shall have given at least one hundred eighty (180) days advance written notice to the Participant of the cessation of such automatic renewal.
     15. Beneficiary. In the event of the Participant’s death, the Participant’s beneficiaries shall be entitled to the payments and benefits that would otherwise have been provided to the Participant (to the extent not yet then provided) under this Agreement, excluding the provision of welfare benefits (subject to normal COBRA continuation rights). The Participant shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any payments or benefit payable hereunder following the Participant’s death by giving the Company written notice thereof. In the event there is no such named beneficiary, or no surviving named beneficiary, such payments and benefits shall be paid to the Participant’s surviving spouse, or, if there is no surviving spouse, to the Participant’s estate.

     16. Section 409A.
          (a) This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A. The Company and STMG shall make reasonable best efforts to make all payments hereunder in compliance with Section 409A and to minimize any adverse consequences of any such payments to the Participant as a result of Section 409A.
          (b) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit to be provided per this Agreement would constitute non-exempt “deferred compensation” for purposes of Section 409A payable or distributable by reason of the Participant’s separation from service during a period in which such Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume. In the case of any such delayed payment, the Company shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the termination of employment occurred. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A, provided, however, that, the Company’s Specified Employees and its application of the six-month delay rule shall be determined in accordance with rules adopted by the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
          (c) If any amount per the Agreement is to be paid due to (i) a termination of employment or service, (ii) a separation from employment or service, or (iii) an event similar to a termination or separation from employment or service, such termination or separation must satisfy the requirements of a “separation from service” per Treasury Regulation Section 1.409A-1(h)(ii) in order to cause the vesting or payment of any amount or benefit to be provided per this Agreement that would constitute “deferred compensation” for purposes of Section 409A.
     17. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided, however, that the Company shall not merge or consolidate with, or sell or otherwise transfer all or substantially all of its assets to a third party unless such party assumes the Company’s obligations hereunder by an instrument in form and substance reasonably satisfactory to Participant, which assumption shall not release the Company from its obligations hereunder.
     18. Entire Agreement and Binding Effect. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations between the parties, written or oral, which may have been related to the subject matter hereof in any way. No modification, amendment, or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the party to be bound thereby.
     19. Execution in Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute one and the same document.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

SUN-TIMES MEDIA GROUP, INC.
By:	/s/ James D. McDonough
Name:	James D. McDonough
Title:	Vice President

/s/ B. Richard Surkamer
B. Richard Surkamer

EXHIBIT A
RELEASE
     The undersigned (“you”) hereby agrees (except for any vested or accrued benefits to which you are entitled under the Company’s employee benefit plans and any rights you may have under COBRA) to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge the Company, STMG, and all STMG subsidiaries and affiliates (collectively, the “Company Group”) from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, which you have (up through and including the date hereof) against the Company Group on account of or in any way growing out of your employment by any member of the Company Group or your separation therefrom, including but not limited to, any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Participant Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter.
     Release of Age Discrimination Claims. In further consideration of the payments and benefits provided by the Company and/or STMG in the KESP Participation Agreement, you specifically release the Company Group from all claims or rights you may have as of the date you sign this Release arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. You further agree that:
(a)	your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (OWBPA);

(b)	you understand the terms of this release;

(c)	the consideration provided in Section 2 or 3 (as applicable) of the KESP Participation Agreement represents consideration over and above that to which you otherwise would be entitled, that the consideration would not have been provided had you not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d)	the Company is hereby advising you in writing to consult with your attorney prior to executing this Release;

(e)	the Company is giving you a period of twenty-one days[1] within which to consider this Release;

(f)	following your execution of this Release you have seven days in which to revoke this Release by written notice. To be effective, the revocation must be made in writing and delivered to and received by Sun-Times Media Group, Inc., 350 North Orleans Street, 10-South, Chicago, Illinois 60654, Attention: General Counsel, no later than 4:00 p.m. on the seventh day after you execute this Release. An attempted revocation not actually received by the General Counsel before the revocation deadline will not be effective; and

(g)	this Release and the consideration to you under the KESP Participation Agreement shall be void and of no force and effect if you choose to so revoke, and if you choose not to so revoke this Release and the consideration to you under the KESP Participation Agreement shall then become fully effective.
     This Release does not waive rights or claims that may arise under the ADEA after the date you sign this Agreement.
* * * *

B. Richard Surkamer

Date:

[1]	In the event of a group termination, this period to be 45 days.